UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2014

Johnson Outdoors Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	0-16255	39-1536083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Main Street, Racine, Wisconsin 53403
(Address of principal executive offices, including zip code)

(262) 631-6600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                       Arrangements of Certain Officers.

Effective September 10, 2014 and upon recommendation from the Nominating and Corporate Governance Committee of the Board of Directors of Johnson Outdoors Inc.  (the "Company"), the Company's Board of Directors approved the appointment of each of Katherine Button Bell and Richard Case (Casey) Sheahan as directors of the Company.  Each of the newly appointed directors are independent directors under the applicable standards of the NASDAQ Stock Market.  Although neither of the new directors has yet been appointed to the any of the committees of the Board of Directors, it is expected that each will be appointed to one or more of the following committees of the Company's Board of Directors: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  Neither of Ms. Button Bell or Mr. Sheahan were appointed to the Board as a result of any arrangement or understanding between such person and any other person.  Pursuant to the terms of the Johnson Outdoors Inc. 2012 Non-Employee Director Stock Ownership Plan, effective with their appointment, each of Ms. Button Bell or Mr. Sheahan were awarded restricted stock units having an award value of $35,000 on the grant date.  These restricted stock units all vest on the one year anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON OUTDOORS INC.
Date: September 12, 2014	By: /s/ David W. Johnson
David W. Johnson, Vice President and Chief Financial Officer